Exhibit 99.1

ENROLLMENT APPLICATION

DIVIDEND REINVESTMENT PLAN
FOR SHARES OF

ONE LIBERTY PROPERTIES, INC.

Please enroll this account as follows for Dividend Reinvestment:

Check one box only (☒).

If you do not check any box, then FULL DIVIDEND REINVESTMENT will be assumed.

☐	FULL DIVIDEND REINVESTMENT Reinvest all dividends for this account.

☐
PARTIAL DIVIDEND REINVESTMENT
Reinvest dividends on shares held by me in certificate form and on all shares held by you as Agent and pay dividends in cash on all remaining shares held by me in certificate form.

As a result of the Emergency Economic Stabilization Act of 2008, the Plan Administrator will now report cost basis to both the participants in the Plan and the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the Plan requires stockholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

You may change your DIVIDEND REINVESTMENT selections from time to time.

I (We) hereby appoint American Stock Transfer & Trust Company LLC as my (our) Agent under the terms and conditions of the Plan, as described in the Prospectus which this form is a part of, to receive cash payments and apply them to the purchase of shares of One Liberty Properties, Inc. common stock as set forth herein.

NO INTEREST WILL BE PAID ON THE FUNDS HELD PENDING
INVESTMENT.

This form, when completed and signed, should be mailed to:

One Liberty Properties, Inc.
c/o American Stock Transfer & Trust Company LLC
P.O. Box 922, Wall Street Station
New York, New York 10269-0560
Attn: Dividend Reinvestment Department

ACCOUNT REGISTRATION

Name of Participant:

Social Security Number or Taxpayer Identification Number of
Participant:

Address of
Participant:

Signature of
Participant:
(All joint account owners must sign)